ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 1, 2023 and effective to the extent provided herein as of December 1, 2023 (the “Effective Date”), is entered into by and among World Insurance Associates, LLC, a New Jersey limited liability company (the “Buyer”), Exchange Underwriters, Inc., a Pennsylvania corporation (the “Agency”), Community Bank, the sole shareholder of the Agency (the “Shareholder”) and John H. Montgomery, in his capacity as the Selling Parties’ Earn-out Payment Representative. The Agency and the Shareholder are each occasionally referred to herein as a “Selling Party” and together as the “Selling Parties”.
WHEREAS, the Agency is an insurance agency that provides insurance intermediary services (collectively the “Business”);
WHEREAS, the Buyer desires to purchase from the Agency, and the Agency desires to sell to the Buyer, certain assets of the Agency described below pertaining to the Business, in each case on the terms and subject to the conditions hereinafter set forth; and
WHEREAS, the parties also desire to set forth herein certain other agreements and covenants relating to the matters described herein;
NOW, THEREFORE, in consideration of the premises and the respective warranties, representations, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:
1.Purchased Assets. On the terms and subject to the conditions contained in this Agreement, on the Closing Date (as hereinafter defined), and effective as of the Effective Date, the Buyer agrees to purchase from the Agency in consideration for the Purchase Price (as hereinafter defined), and the Agency agrees to sell, transfer, and assign to the Buyer, a one hundred percent (100%) undivided interest in all of the assets, properties, and rights of the Agency pertaining exclusively to the Business, wherever situated or located, other than the Excluded Assets (as hereinafter defined) (collectively, but excluding the Excluded Assets, the “Purchased Assets”), including, without limitation, the following:
A.All of the Agency’s rights and interest in any contractual or other relationship of the Agency with the customers of the Business, including, but not limited to, those Customers set forth on Schedule 1A (the “Customers”), which schedule sets forth the premiums and/or commissions paid by each Customer, and all customer documents of the Business existing as of the Closing Date, as well as all related documentation, goodwill and other intangible assets and rights related thereto;
B.All of the Agency’s trade names, logos, trademarks, service marks, copyrights, computer software (source and object code to the extent owned or licensed and assignable), software licenses, trade secrets, know how, rights in and to websites, domain names and other directory listings of the Business and any assumed or fictitious names related to the Business, email addresses, business telephone and facsimile numbers, including any toll-free numbers, post office box numbers, catalogs, sales and promotional materials, advertisements and advertising formats, and any and all other intangible rights of the Agency pertaining to the Business, including, without limitation, all rights of the Agency and its Affiliates (as hereinafter defined) in and to social media pages, including, but not limited to, Facebook, LinkedIn, Twitter, Yelp, YouTube, and Google, the name “Exchange Underwriters” and all derivations thereof, and all other Intellectual Property (as hereinafter defined) and all goodwill associated therewith (collectively, the “Intangible Assets”);
C.All network and system administration credentials, user names, and passwords used by the Agency in the conduct of the Business, which the Agency shall deliver to the Buyer, no later than the Closing, by completing the Buyer’s Carrier Code Tracker Form attached hereto as Exhibit A and transmitting same under password protection or another means of encrypted delivery to Elizabeth Tluchowski (Head of Acquisition Technology; liztluchowski@worldinsurance.com), Michele Stoebling (Head of Acquisition Integration; michelestoebling@worldinsurance.com), and Stephanie Harduvel (Head of Licensing & Carrier Administration, StephanieHarduvel@worldinsurance.com);
D.All mailing lists, Customer lists, vendor lists, manuals and business procedures;
E.The specific items of furniture, fixtures, equipment, and supplies set forth on Schedule 1E, which are necessary for and exclusively used for the continued operation of the Business by the Buyer from and after the Closing Date;
F.All rights of the Agency in and to the transferrable contracts, agreements, leases, licenses, or permits to which the Agency is a party and pertaining to the Business that the Buyer chooses to assume. The transferable contracts, agreements, leases, licenses, and permits that the Buyer has chosen to assume are set forth on Schedule 1F (and then only with respect to periods from and after the Effective Date) (collectively, “Assumed Contracts”). The Buyer shall only assume and be responsible for obligations under the Assumed Contracts for periods from and after the Effective Date. Any payments which the Buyer receives which relate to the Agency’s performance of any Assumed Contract prior to the Effective Date, provided that such performance has been fully completed prior to the Effective Date and has been documented by the Agency’s commercial invoice issued prior to the Effective Date, shall be forwarded by the Buyer to the Agency upon receipt thereof;
G.All Customer policies and all commissions and other fees paid to the Agency pertaining to such policies with respect to periods after the Effective Date;
H.All books and records (including such books and records as are contained in computerized storage media and also including copies of loss reports/adjustment reports and related materials), including, without limitation, those books and records related to purchasing, accounting, sales, marketing, and personnel files for all current and former employees, and correspondence; provided, however, that the Agency shall be entitled to make and retain copies of all original books and records provided to the Buyer at the Agency’s sole expense;
I.All direct-billed commission receivables as of the Effective Date;
J.All contingent payments and incentive compensation received after the Effective Date;
K.The Purchased Agency-Billed Commissions (as hereinafter defined);
L.The Purchased Installment Commissions (as hereinafter defined); and
M.The Purchased Additional Commissions (as hereinafter defined).

2.Excluded Assets. Notwithstanding anything herein to the contrary, the Purchased Assets shall not include, and the Agency shall retain, the following assets of the Selling Parties (collectively, the “Excluded Assets”):
A.All cash and cash equivalents, marketable securities and contract rights other than as described in Section 1G or as elected by the Buyer to be included under Section 1F;
B.All claims for refunds in respect of taxes or other governmental charges which pertain to any period prior to the Effective Date;
C.All causes of action for commissions pertaining to any agency-billed insurance policy, the effective date of which is prior to the Effective Date;
D.All contracts (including insurance policies) other than the Assumed Contracts;
E.All items of furniture, fixtures, equipment and supplies not set forth on Schedule 1E;
F.All corporate, tax, insurance and other legal records;
G.All claims for refund of security deposits and other deposits;
H.All personal effects of the employees of the Agency that are not material to the conduct of the Business;
I.The Excluded Agency-Billed Commissions (as hereinafter defined);
J.The Excluded Installment Commissions (as hereinafter defined);
K.The Excluded Additional Commissions (as hereinafter defined);
L.All rights of the Selling Parties in and to this Agreement and the Transaction Documents;
M.All privileged communications among the Selling Parties and their attorneys with respect to the transactions contemplated in this Agreement; and
N.Any other assets described on Schedule 2N.
3.Commission Payments.
A.For agency-billed policies for which premiums are paid in full at the inception of the policy rather than in installments, the following shall apply regardless of when commissions from such policies are received:
(i)If (x) the policy effective date is before the Effective Date and (y) the premium was billed before the Effective Date, then all commissions with respect to such policy shall be Excluded Assets (the “Excluded Agency-Billed Commissions”).
(ii)If either (x) the policy effective date is on or after the Effective Date or (y) the premium was billed on or after the Effective Date, then all commissions with respect to such policy shall be Purchased Assets (the “Purchased Agency-Billed Commissions”).
B.For agency-billed policies for which premiums are paid in installments during the policy period, the following shall apply regardless of when commissions from such policies are received:
(i)If (x) an installment effective date (i.e. the date on which payment is due) is before the Effective Date and (y) the installment was billed before the Effective Date, then all commissions with respect to such installment shall be Excluded Assets (the “Excluded Installment Commissions”).
(ii)If either (x) an installment effective date (i.e. the date on which payment is due) is on or after the Effective Date or (y) the installment was billed on or after the Effective Date, then all commissions with respect to such installment shall be Purchased Assets (the “Purchased Installment Commissions”).
C.Regardless of policy effective date, the following shall apply:
(i)All additional commissions received before the Effective Date as a result of endorsements or audits shall be Excluded Assets (the “Excluded Additional Commissions”), and the Selling Parties shall be responsible for all return commissions that first become due before the Effective Date (the “Excluded Return Commissions”).
(ii)All additional commissions received on or after the Effective Date as a result of endorsements or audits shall be Purchased Assets (the “Purchased Additional Commissions”), and the Buyer shall be responsible for all return commissions that first become due on or after the Effective Date.
4.Liabilities. Except for any liability, obligation, or commitment expressly assumed by the Buyer elsewhere in this Agreement, the Buyer shall not assume or be or become obligated for any liability, obligation, or commitment of the Agency or its Affiliates (the term “Affiliate” shall have the same meaning as in the Securities Exchange Act of 1934, as amended) or otherwise relating to the Agency or the Business incurred on or before the Effective Date, whether direct or indirect, known or unknown, absolute or contingent (collectively, the “Excluded Liabilities”), including, but not limited to, the following:
A.Accounts payable due and owing or incurred on or before the Effective Date (“Accounts Payable”);
B.The Excluded Return Commissions;
C.Any foreign, federal, state, county, or local income or other tax of the Agency or the Business or otherwise relating to the ownership of any Purchased Assets prior to their conveyance to the Buyer;
D.Any liability of the Agency to any of its Affiliates;
E.Any liability, obligation, or commitment of the Agency to its creditors or to any party holding a lien (whether or not recorded) on any of the assets of the Agency or the Business;

F.Any liability for any transfer taxes other than sales taxes incident to the transactions contemplated hereby;
G.Any liability, obligation, or commitment incurred by or on behalf of the Agency or the Business;
H.Any liability, the existence of which would constitute a breach of any of the representations, warranties, and covenants of the Selling Parties hereunder;
I.Any liability, obligation, or commitment of any kind or nature relating to or arising from or in respect of the operation of the Business by the Agency or the winding down and dissolution of the Agency;
J.Any employee obligation, including, without limitation, any obligation for wages, commissions, vacation and holiday pay, sick pay, bonuses, severance pay, health insurance benefits, retiree medical benefits, withdrawal liability under the Multiemployer Pension Plan Amendments Act of 1980, or any obligation under any collective bargaining agreement, employment agreement, or employment at-will relationship unless otherwise agreed to by the Buyer in writing;
K.Any liability, obligation, or commitment relating to the failure to properly document employment status for any past or present employee of the Agency and/or the Business;
L.Any liability, obligation, or commitment relating to workplace injuries occurring prior to the Effective Date (including relapses and aggravations which may occur during the first two years after the Effective Date relating to injuries suffered prior to the Effective Date);
M.Any liability, obligation, or commitment under Part 6 of Subtitle B of Title I of ERISA (as hereinafter defined) and Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) (such statutory provisions and predecessors thereof are referred to herein collectively as “COBRA”), to any past or present employee of the Selling Parties or the Business which pertain to any period prior to the Effective Date;
N.Any and all obligations under any Employee Benefit Plans (as hereinafter defined), including, without limitation, any withdrawal liability or other obligation relating to any multiemployer plan (as defined by Section 4001(a)(3) of ERISA) which pertain to any period prior to the Effective Date;
O.Any and all costs, expenses, liabilities, and obligations associated with the Agency’s membership in or affiliation with any insurance cluster, insurance aggregator, or similar organization, and the Agency’s exit or withdrawal from any such insurance cluster, insurance aggregator, or similar organization; and
P.Any other liability, obligation, or commitment not expressly assumed by the Buyer elsewhere in this Agreement.
Notwithstanding the foregoing, any Assumed Contract shall be included in the Purchased Assets as of the Effective Date, and the Buyer shall, as of the Effective Date, assume those obligations of the Agency arising under any such Assumed Contracts pertaining to the period from and after the Effective Date.

5.Purchase Price and Payment.
A.Purchase Price. The purchase price for the Purchased Assets of the Business (the “Purchase Price”), which the parties expressly agree has been negotiated between the parties on an arm’s length basis and represents fair value for the Purchased Assets, shall be the sum of (x) Thirty Million Five Hundred Five Thousand Two Hundred Sixty-Four Dollars ($30,505,264), plus (y) the aggregate amount of the Earn-out Payments (as hereinafter defined) that become payable under this Agreement. The Purchase Price shall be paid in the manner described in Section 5B and allocated among the Purchased Assets and restrictive covenants for federal and state income tax purposes as set forth on Exhibit B.
B.Payment of Purchase Price. Subject to the satisfaction of the conditions set forth herein, the Buyer shall pay the Purchase Price as follows:
(i)At the Closing, the Buyer shall deliver to the Shareholder the amount of Twenty-Eight Million Five Hundred Twenty-Seven Thousand Nine Hundred Fifty-Five Dollars ($28,527,955) in cash, less (x) the amount of each Payoff (as hereinafter defined), each of which shall be paid directly to the payee thereof at Closing by the Buyer on behalf of the Agency, and (y) the Trust Holdback (as hereinafter defined, and if required) (such net amount, the “Cash Closing Payment”).
(ii)In connection with the Closing, the Buyer shall pay to the employees of the Agency listed on Schedule 5B(ii) (the “Eligible Employees”) sign on bonuses comprised of cash in the aggregate amount of One Million Four Hundred Seventy-Seven Thousand Three Hundred Nine Dollars ($1,477,309) and Class A Company Units (“Class A Company Units”) of CB World Management LLC (“CB World”) with an aggregate value of Five Hundred Thousand Dollars ($500,000) (each an “Employee Bonus Payment” and collectively, the “Employee Bonus Payments”) pursuant to their respective employment offer letter or employment agreement (as applicable) entered into between the Buyer and the Eligible Employees. The Buyer’s payment of an Employee Bonus Payment to an Eligible Employee will be processed through Buyer’s payroll and will be treated as ordinary income and subject to customary tax and other withholdings. The amount of the Employee Bonus Payments allocated to an Eligible Employee (including the portions thereof payable in cash and in Class A Company Units) is set forth next to the Eligible Employee’s name on Schedule 5B(ii). The Class A Company Units issued as payment of the Employee Bonus Payments shall be issued to the Eligible Employees pursuant to the terms and conditions of subscription agreements to be executed and delivered by CB World and each Eligible Employee (the “Subscription Agreements”), which will contain customary representations, warranties, covenants, and agreements with respect to the acquisition of Class A Company Units, including certain restrictive covenants as to confidentiality, competition, and solicitation. In addition, as a condition to receiving Class A Company Units, the Eligible Employees will execute and deliver joinder agreements (the “Joinder Agreements”) to CB World pursuant to which the Eligible Employees will become parties to CB World’s Limited Liability Company Agreement dated as of April 14, 2020, a copy of which shall be furnished to each Eligible Employee.
(iii)The Agency and the Eligible Employees (for purposes of this Section 5B(iii), the term “Eligible Employees” shall include those persons listed on Schedule 5B(ii) and any additional persons as mutually agreed to by the Selling Parties’ Earn-out Payment Representative and the Buyer) will become entitled to receive certain earn-out payments (the “Earn-out Payments”) from the Buyer as provided on Schedule 5B(iii).
(iv)    Notwithstanding anything to the contrary contained herein, (a) the Agency’s right to receive payment of the Agency’s portion of the Earn-out Payments as provided herein shall be suspended during any period in which there exists a properly noticed and unresolved (whether by voluntary settlement or court decision) breach in any material respect by a Selling Party of the Restrictive Covenant Agreement (as hereinafter defined) to which the Selling Party is a party, and (b) the right of an Eligible Employee to receive payment of such Eligible Employee’s portion of the Earn-out Payments as provided herein shall be suspended during any period in which there exists a properly noticed and unresolved (whether by voluntary settlement or court decision) breach in any material respect by such Eligible Employee of the restrictive covenant agreement to which such Eligible Employee and the Buyer (or an Affiliate of the Buyer) are parties.
C.Subordination of Earn-out Payments. The Earn-out Payments are hereby expressly subordinated in right of payment, to the extent and in the manner hereinafter set forth, to the Buyer’s Senior Debt (as hereinafter defined).
(i)If there shall occur any receivership, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), dissolution, liquidation or any other marshaling of the assets and liabilities of the Buyer under applicable law, no amount shall be paid by the Buyer in respect of the Earn-out Payments, unless and until all of the Senior Debt then outstanding shall be paid in full.
(ii)If there shall occur an Event of Default (as defined in the Senior Loan Agreement (as hereinafter defined)) with respect to any Senior Debt, or an Event of Default would occur as a result of the Earn-out Payments, then, unless and until such Event of Default shall have been cured, waived, or compromised or shall have ceased to exist, by agreement or otherwise, or all Senior Debt shall have been paid in full, no payment shall be made in respect of the Earn-out Payments.
(iii)In the event that the Senior Debt is paid in full, the Selling Parties shall be subrogated to the rights of such Senior Debt (to the extent of payments or distributions made to the holders of such Senior Debt pursuant to the provisions of this Section 5C) to receive payments and distributions of assets of the Buyer applicable to the Senior Debt.
(iv)At such time as the Event of Default with respect to the Senior Debt is cured, waived, compromised or has otherwise ceased to exist, and an Event of Default would not occur as a result of the Earn-out Payments, the provisions of this Section 5C shall not restrict the Buyer from paying the Selling Parties the Earn-out Payments due and unpaid under the terms of this Agreement through such date. Subject to the rights, if any, of the holders of Senior Debt under this Section 5C to receive cash, securities or other properties otherwise payable or deliverable to the Selling Parties, nothing contained in this Section 5C shall impair, as between the Buyer, on the one hand, and the Selling Parties, on the other hand, the obligation of the Buyer, subject to the terms and conditions hereof, to pay to the Selling Parties the Earn-out Payments as and when the same becomes due and payable under this Agreement. If the Selling Parties should commence or participate in any action or proceeding against the Obligors (as hereinafter defined) to collect or enforce any payment of or distribution on the Earn-out Payments, or take or receive, directly or indirectly, any collateral or security therefor in violation of this Section 5C, the Senior Agent (as hereinafter defined) and Senior Lenders may, but shall not be obligated to, take such measures and raise such defenses, including, without limitation, raising this Section 5C as a defense, as the Senior Agent and Senior Lenders may reasonably deem necessary.
(v)In the event of any distribution, dividend, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Buyer or of the proceeds thereof to the creditors of the Buyer or upon any indebtedness of the Buyer, occurring by reason of the liquidation, dissolution, or other winding up of the Buyer, or by reason of any execution sale, or bankruptcy, receivership, reorganization, arrangement, insolvency, liquidation or foreclosure proceeding of or for the Buyer or involving its property, no dividend, distribution or application shall be made, and the Selling Parties shall not be entitled to receive or retain any dividend, distribution, or application (including by way of set-off) on or in respect of the Earn-out Payments, unless and until all Senior Debt then outstanding (including, without limitation, all principal, interest, fees, and expenses, including post-petition interest, fees and expenses in a bankruptcy or similar proceeding whether or not allowed) shall have been paid and satisfied in full in cash (or cash equivalents acceptable as such to the holder thereof), and in any such event any dividend, distribution or application otherwise payable in respect of the Earn-out Payments shall be paid and applied on Senior Debt until such Senior Debt has been fully paid and satisfied.
(vi)So long as any Senior Debt shall remain outstanding and unpaid or any Senior Lender has any obligation to extend credit to the Buyer, the Selling Parties shall not take or obtain any security interests in or liens on any assets as security for the Earn-out Payments or obtain any guarantees from any Obligor or any Affiliate of any such Obligor for the Earn-out Payments.
(vii)The Selling Parties further agree to execute and deliver to the Senior Agent such assignments, certificates, endorsements, or other instruments as may be reasonably required by the Senior Agent or the Senior Lenders in order to enable the Senior Lender to enforce its rights under this Section 5C against third parties.
(viii)The Selling Parties will not sell, assign or otherwise transfer any right to receive or interest in the Earn-out Payments, or any part thereof, except subject to and in accordance with the terms hereof and upon the agreement of the transferee or assignee to abide by and be bound by the terms hereof.
(ix)If, notwithstanding the provisions of this Agreement, the Selling Parties receive any payment of the Earn-out Payments which the Buyer is not entitled to make pursuant to the terms hereof, whether or not the Selling Parties have knowledge that the Buyer is not entitled to make such payment, the Selling Parties shall hold such sums in trust for the Senior Lenders, promptly account for such payment and upon the Senior Agent’s demand pay over such payment to Senior Agent for application to the Senior Debt. No payment or any distribution received by Senior Agent in respect of the Earn-out Payments pursuant to any of the terms hereof shall entitle the Selling Parties to any right, whether by virtue of subrogation or otherwise, in and to any Senior Debt unless and until all Senior Debt has been fully paid and satisfied in cash and the Senior Lenders’ obligations, if any, to extend credit to the Buyer have expired or otherwise have been terminated.

(x)To the extent that any of the Obligors makes a payment or payments to the Senior Agent or a Senior Lender or the Senior Agent or a Senior Lender receives any payment or proceeds of the Collateral (as defined in the Senior Loan Agreement), which payment(s) or proceeds (or any part thereof) subsequently are voided, invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, receiver, or any other person or entity pursuant to the Bankruptcy Code (as hereinafter defined), any other bankruptcy act, state or federal law, common law or equitable cause, then, to the extent any such payment(s) or proceeds are repaid by the Senior Agent or such Senior Lender, the Senior Debt (or the part that was intended to be satisfied) will be revived for all purposes of this Agreement and will continue in full force and effect, as if such payment or proceeds had not been received by the Senior Agent or such Senior Lender.
(xi)The Selling Parties acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Debt, whether such Senior Debt was created or acquired before or after the date of this Agreement, and each such holder of Senior Debt shall be deemed conclusively to have relied on and shall be a third party beneficiary of such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Debt. The provisions of this Section 5C shall not be amended or modified without prior written consent of the Senior Agent. The amount, terms or conditions of the Earn-out Payments shall not be amended or modified in a manner materially adverse to the Buyer without prior written consent of the Senior Agent.
(xii)“Senior Debt” means all Obligations (as defined in the Credit Agreement dated as of April 1, 2020 by and among CB Clockwork Midco LLC, World Associates Holdings, LLC, the Buyer (collectively, the “Obligors”), the lenders and issuing banks party thereto from time to time (collectively, together with their respective successors and assigns, the “Senior Lenders”), and Macquarie Capital Funding LLC, as Administrative Agent and Collateral Agent (in such capacities, together with its successors and assigns, if any, in such capacity or capacities, the “Senior Agent”), as may be amended, restated, supplemented, modified or refinanced from time to time (the “Senior Loan Agreement”)), including, without limitation, all loans (whether term loans, or otherwise), debts, principal, interest (including any interest that, but for the provisions of the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended, and any successor statute (the “Bankruptcy Code”), if applicable, would have accrued and all interest which accrues during the pendency of any insolvency, bankruptcy, receivership, administrator, custodianship, liquidation, reorganization, assignment for the benefit of creditors, or other proceeding for the liquidation, dissolution or other winding up of the Buyer or its properties (including, without limitation, any such proceeding under the Bankruptcy Code), whether voluntary or involuntary (each a “Proceeding”), whether or not allowed in such Proceeding), contingent reimbursement obligations under any outstanding letters of credit, liabilities, obligations, fees (including, without limitation, reasonable attorneys’ fees), charges, costs, or expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, if applicable, would have accrued), and other amounts, owing by the Buyer to the Senior Agent and the Senior Lenders of any kind and description, whether direct or indirect, whether as principal or surety, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to or under the Senior Loan Agreement and the other Senior Loan Documents (as hereinafter defined) to which the Buyer is a party, and all other sums the Buyer is required to pay or reimburse Senior Agent and the Senior Lenders pursuant to the Senior Loan Documents, by law, or otherwise. The Senior Agent and the Senior Lenders may at any time and from time to time in accordance with the Senior Loan Documents (as hereinafter defined), without the consent of or notice to Selling Parties, and without impairing or releasing the obligation of the Selling Parties under this Agreement (a) increase or decrease the principal balance of the Senior Debt after the date of this Agreement, including, without limitation, increases resulting from new loans, new lines of credit or increases to any existing credit facilities, (b) renew, refund, refinance or extend the maturity of, or otherwise amend, the Senior Loan Documents, (c) sell, exchange, release or otherwise deal with any property by whomsoever at any time pledged, mortgaged or otherwise hypothecated or subjected to a lien to secure any Senior Debt and (d) exercise or refrain from exercising any rights against the Buyer and others, including the Selling Parties. The Senior Lenders shall have the option to make advances and provide financing in the future to the Buyer or to a receiver, trustee or other fiduciary appointed by a court in any Proceeding for the Buyer or to the Buyer as a debtor-in-possession. The Selling Parties agree that such increased amounts, refinancing or financing shall be included within the definition of Senior Debt and the subordination and other restrictions and provisions of this Agreement shall be applicable thereto, without notice of any kind of the creation or existence of any Senior Debt. “Senior Loan Documents” means the Senior Loan Agreement and any and all Loan Documents and Security Documents (each as defined in the Senior Loan Agreement), including, without limitation, any and all promissory notes, guaranties, security agreements, pledge agreements, mortgages, debentures, assignments of rents and leases, lockbox agreements, environmental indemnity agreements, charges, mortgages, assignments of leases, collateral assignments, UCC financing statements, and other documents, instruments and agreements executed or delivered from time to time pursuant to or in connection with the Senior Loan Agreement or in connection with any Senior Debt, including, without limitation, any increases to the Senior Debt as permitted under this Agreement, as the same may be amended, restated, supplemented, modified or refinanced from time to time.
(xiii)If after the Closing, the Buyer refinances its Senior Debt (“Replacement Debt”) with one or more new lenders (“Successor Lender(s)”) or, to the extent permitted under the Senior Loan Documents as in effect on the date hereof, incurs additional debt from a bank or other financial institution, whether by loan, letter of credit or otherwise (“New Debt”), the Selling Parties agree (a) that the provisions of this Section 5C shall apply to such Replacement Debt and/or New Debt, to the extent applicable, and (b) to enter into, execute and deliver and be bound by the terms and conditions of the form of subordination agreement reasonably required by the Successor Lender(s) or provider(s) of the New Debt, if any.
6.Closing.
A.Subject to the satisfaction of the conditions described in Section 6B and Section 6C, the closing of the transactions contemplated hereby (the “Closing”) shall take place on or about December 1, 2023, or such date as shall be mutually agreed upon by the Selling Parties and the Buyer (the “Closing Date”). The Closing will be deemed to be effective to the extent provided herein at 12:30 a.m. on the Effective Date.
B.The obligation of the Buyer under this Agreement to proceed with the Closing is subject to the satisfaction by the Selling Parties on or prior to the Closing Date of each of the following conditions precedent:
(i)All of the representations and warranties of the Selling Parties set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that such representations and warranties are expressly made as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date.
(ii)The Selling Parties shall have performed and complied with each covenant and agreement to be performed or complied with by them under this Agreement on or prior to the Closing Date.
(iii)The Selling Parties shall have delivered to the Buyer each of the documents listed in Section 6D on or prior to the Closing Date.
(iv)The Selling Parties shall have obtained, made, or given each consent, authorization, approval, exemption, filing, registration, qualification, or notice required to be obtained, made, or given by them in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, and delivered copies of same to the Buyer.
(v)There shall be no pending or threatened action by or before any Governmental Body (as hereinafter defined) (A) seeking to restrain, prohibit, or invalidate any of the transactions contemplated in this Agreement, or (B) seeking monetary relief against any party by reason of the consummation of the transactions contemplated in this Agreement, and in the case of each of (A) and (B) there shall not be in effect any order, writ, injunction, judgment, decree, ruling, assessment, or arbitration award that has such effect.
(vi)No event shall have occurred and no condition shall exist with respect to any of the Selling Parties, the Business, the Purchased Assets that constitutes, or, with the giving of notice or the passage of time or both, is likely to have, a Material Adverse Effect. “Material Adverse Effect” means any event, change, development, or occurrence that, individually or together with any other event, change, development, or occurrence: (a) is materially adverse to the Business or the Purchased Assets, (b) is materially adverse to the condition (financial or otherwise), prospects, or results of operations of the Business or the Purchased Assets, or (c) would prevent, materially impede, or materially delay the consummation of the transactions contemplated in this Agreement; provided, however, that the following, either alone or in combination, shall not be deemed to constitute, or be taken into account in determining whether there has been, such a material adverse effect: (1) any change in general social, economic, political, financial, banking, credit or securities market conditions, the effects of which are not specific to the Selling Parties, the Business, or the Purchased Assets; (2) effects resulting from the entry into this Agreement, and the announcement and/or consummation of the transactions contemplated herein; (3) effects resulting from natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics; (4) effects resulting from the general conditions of the industry in which the Selling Parties operate the Business; (5) effects resulting from any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the request of the Buyer; or (6) any changes in applicable laws; but except in the case of each of the foregoing clauses (1), (3), (4) and (5) to the extent (and only to the extent) that the Selling Parties, the Business, or the Purchased Assets are disproportionately impacted by such events in comparison to others in the industries in which the Selling Parties operate the Business.

(vii)The employees listed on Schedule 6 shall have accepted employment with the Buyer commencing effective as of the Effective Date at 12:30 a.m., on an at-will basis and on such other terms and conditions as determined by the Buyer, and each such employee shall have executed and delivered to the Buyer an offer letter setting forth the terms and conditions of employment with the Buyer, and the Buyer’s standard restrictive covenants agreements and other customary on-boarding documents.
C.The obligation of the Selling Parties under this Agreement to proceed with the Closing is subject to the satisfaction by the Buyer on or prior to the Closing Date of each of the following conditions precedent:
(i)All of the representations and warranties of the Buyer set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that such representations and warranties are expressly made as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date.
(ii)The Buyer shall have performed and complied with each covenant and agreement to be performed or complied with by the Buyer under this Agreement on or prior to the Closing Date.
(iii)The Buyer shall have delivered to the Selling Parties each of the documents listed in Section 6E on or prior to the Closing Date.
(iv)The Buyer shall have obtained, made, or given each consent, authorization, approval, exemption, filing, registration, qualification, or notice required to be obtained, made, or given by the Buyer in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, and delivered copies of same to the Selling Parties.
(v)There shall be no pending or threatened action by or before any Governmental Body (a) seeking to restrain, prohibit, or invalidate any of the transactions contemplated in this Agreement, or (b) seeking monetary relief against any party by reason of the consummation of the transactions contemplated in this Agreement, and in the case of each of (a) and (b) there shall not be in effect any order, writ, injunction, judgment, decree, ruling, assessment, or arbitration award that has such effect.
(vi)No event shall have occurred and no condition shall exist with respect to any of the Selling Parties, the Business, or the the Purchased Assets that constitutes, or, with the giving of notice or the passage of time or both, is likely to have, a Material Adverse Effect.
(vii)The employees listed on Schedule 6 shall have accepted employment with the Buyer commencing effective as of the Effective Date at 12:30 a.m., on an at-will basis and on such other terms and conditions as determined by the Buyer, and each such employee shall have executed and delivered to the Buyer an offer letter setting forth the terms and conditions of employment with the Buyer, and the Buyer’s standard restrictive covenants agreements and other customary on-boarding documents.
D.At the Closing, the Selling Parties shall deliver all of the following, in addition to the Purchased Assets:

(i)A counterpart of an Employment Agreement in a form mutually agreeable to Richard Boyer and the Buyer (the “Boyer Employment Agreement”), executed by Richard Boyer, and a counterpart of an Employment Agreement in a form mutually agreeable to Edward Powell and the Buyer (the “Powell Employment Agreement”), executed by Edward Powell;
(ii)A counterpart of a Non-Competition, Non-Solicitation and Non-Disclosure Agreement in a form mutually agreeable to Richard Boyer and the Buyer, executed by Richard Boyer, a counterpart of a Non-Competition, Non-Solicitation and Non-Disclosure Agreement in a form mutually agreeable to Edward Powell and the Buyer, executed by Edward Powell, a counterpart of the Non-Competition, Non-Solicitation and Non-Disclosure Agreement in the form of Exhibit C-1 attached hereto executed by the Agency, and a counterpart of the Non-Competition, Non-Solicitation and Non-Disclosure Agreement in the form of Exhibit C-2 attached hereto executed by the Shareholder (collectively, the “Restrictive Covenant Agreements”);
(iii)A bill of sale and assignment in the form attached hereto as Exhibit D (the “Bill of Sale”) executed by the Agency, and any other instruments of transfer and conveyance necessary to vest in the Buyer good title to the Purchased Assets, free and clear of any liabilities, obligations, claims, security interests, liens or encumbrances (collectively, “Claims”);
(iv)A counterpart of the Intellectual Property Assignment in the form attached hereto as Exhibit E-1 executed by the Agency (the “IP Assignment”);
(v)A counterpart of the Assignment of Contracts in the form attached hereto as Exhibit E-2 executed by the Agency (the “Assignment of Contracts”);
(vi)Counterparts of Subscription Agreements and Joinder Agreements executed by the Eligible Employees who will receive Class A Company Units as part of the Employee Bonus Payments;
(vii)A counterpart of a lease agreement (the “Lease Agreement”) providing for the Buyer’s lease of the premises utilized by the Agency for the conduct of the Business located at 2111 N, Franklin Drive, Washington, Pennsylvania, on terms satisfactory to the Buyer, executed by the landlord of such premises;
(viii)A payoff letter from any bank or other entity with one or more liens on any Purchased Assets identifying the payment amount necessary for the entity to remove all of its liens on the Purchased Assets (each a “Payoff” and collectively, the “Payoffs”);
(ix)Any assignment documents as may be necessary to assign all the Agency’s rights in the Intangible Assets, including any website domain names;
(x)A certificate of good standing or equivalent instrument with respect to the Agency issued by the Pennsylvania Department of State, and each other jurisdiction in which the Agency is qualified to do business as a foreign business entity, dated no earlier than thirty (30) days prior to the Closing Date;
(xi)A certificate of an authorized officer of the Agency dated as of the Closing Date certifying that the Agency’s certificate of incorporation and by-laws attached thereto are true, complete and correct, and the attached resolutions of the Agency’s board of directors and shareholders authorizing and approving the Agency’s execution and delivery of this Agreement and each of the other documents contemplated herein (collectively with this Agreement, the “Transaction Documents”) to which the Agency is a party; and
(xii)Such other bills of sale, assignments and other instruments of transfer or conveyance as the Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer.
E.At the Closing, the Buyer shall deliver, have delivered or cause to be delivered, all of the following:
(i)The Buyer shall pay the Cash Closing Payment to the Shareholder in the form of a wire transfer to the Shareholder’s account, and the Buyer shall pay the Employee Bonus Payments in the manner described in Section 5B(ii);
(ii)Counterpart of the Boyer Employment Agreement and Powell Employment Agreement executed by the Buyer;
(iii)Counterparts of the Restrictive Covenant Agreements executed by the Buyer;
(iv)A counterpart of the IP Assignment executed by the Buyer;
(v)A counterpart of the Assignment of Contracts executed by the Buyer;
(vi)Counterparts of the Subscription Agreements and Joinder Agreements executed by CB World;
(vii)A counterpart of the Lease Agreement executed by the Buyer;
(viii)A certificate of good standing with respect to the Buyer issued by the New Jersey Division of Revenue dated no earlier than thirty (30) days prior to the Closing Date; and
(ix)A certificate of an officer of the Buyer dated as of the Closing Date certifying the attached resolutions of the Buyer’s board of managers authorizing and approving the execution and delivery of this Agreement and each of the other Transaction Documents to which the Buyer is a party.
F.Prorations.    All customarily prorated items, if any, relating to the Purchased Assets, payable subsequent to the Closing Date and relating to a period of time both prior to and subsequent to the Closing Date, will be prorated as of the Closing Date between the Agency, on the one hand, and the Buyer, on the other hand, and, as applicable, may be deducted from or added to the amount to be paid by the Buyer at Closing or addressed by the parties post-Closing.  If the actual amount of any such item is not known as of the Closing Date, the aforesaid proration may be based on the previous year’s assessment of such item, with a post-Closing true-up.

7.Representations and Warranties of Selling Parties. The Selling Parties hereby represent and warrant to the Buyer as follows:
A.Organization, Authority and Enforceability; Agency Names.
(i)The Agency is a Pennsylvania corporation duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. The Agency is not required to be qualified to do business as a foreign corporation in any jurisdiction.
(ii)The Agency and the Shareholder each has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the other Transaction Documents to which it is a party, and to carry out and perform the transactions contemplated hereby and thereby.
(iii)The Agency’s execution, delivery, and performance of this Agreement, and each of the other Transaction Documents to which the Agency is a party, have been duly authorized and approved by all required corporate action (including action by the Agency’s board of directors and shareholders), and will not violate the Agency’s certificate of incorporation, by-laws, any agreement to which the Agency is a party or by which the Agency is bound, or any applicable law, rule, regulation, or court order. The individual executing this Agreement on behalf of the Agency, and each of the other Transaction Documents to which the Agency is a party, has the requisite power and authority to execute and enter into this Agreement and each such other Transaction Document on behalf of the Agency and to cause the Agency to perform its obligations hereunder and thereunder.
(iv)The Shareholder’s execution, delivery, and performance of this Agreement, and each of the other Transaction Documents to which the Shareholder is a party, have been duly authorized and approved by all required corporate action (including action by the Shareholder’s board of directors), and will not violate the Shareholder’s certificate of incorporation, by-laws, any agreement to which the Shareholder is a party or by which the Shareholder is bound, or any applicable law, rule, regulation, or court order. The individual executing this Agreement on behalf of the Shareholder, and each of the other Transaction Documents to which the Shareholder is a party, has the requisite power and authority to execute and enter into this Agreement and each such other Transaction Document on behalf of the Shareholder and to cause the Shareholder to perform its obligations hereunder and thereunder.
(v)This Agreement and the other Transaction Documents to which the Selling Parties are parties, and all other instruments, documents and agreements to be delivered by the Selling Parties in connection herewith, have been duly and validly executed and delivered by the Selling Parties, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement, each of the other Transaction Documents to which each of the Selling Parties is a party, and all such other instruments, documents, and agreements to be delivered by the Selling Parties in connection herewith, will constitute the legal, valid, and binding obligations of each of the Selling Parties, enforceable in accordance with its and their terms, subject, in the case of enforceability, to bankruptcy and equitable remedies.
(vi)The Agency has not conducted business at any time in the last five years under any name other than “Exchange Underwriters”. The Shareholder does not,

directly or indirectly, conduct any insurance business or insurance-related business except the Business, which is operated and serviced solely by and through the Agency.
(vii)The Shareholder is the sole shareholder of the Agency and owns, beneficially and of record, one hundred percent (100%) of the Agency’s issued and outstanding capital stock, and no other person or entity holds any debt or equity securities of the Agency, or has the right to acquire any debt or equity securities of the Agency.
B.Title; Assets. The Agency has good and marketable title to the Purchased Assets free and clear of any Claims, and no other producer, employee, or third party (including the Shareholder) has any interest in the Purchased Assets, including the accounts of the Customers set forth on Schedule 1A which are serviced by the Agency. No third party, whether or not affiliated with the Agency, has any right or option, pursuant to a right of first refusal, right of first option, or otherwise, to acquire all or any part of the Business or any of the Purchased Assets. All insurance brokerage or agency business placed by any employee, producer, or contractor of the Business has been placed by them through and in the name of the Agency and all commissions on such business have been paid to and are the property of the Agency.
C.Certain Relationships. The Agency is not currently, and has not been within the last five (5) years, a member of any insurance cluster or insurance aggregator. The Agency has custody of all material records, files, and other documentation with respect to the Customers listed on Schedule 1A and all of the accounts thereof that are necessary for the continued servicing of such Customers and accounts following the Closing Date or that are otherwise required by applicable law, rule, or regulation.
D.Taxes; Financial Statements.
(i)The Agency has provided the Buyer with copies of all its federal, state, county, and local income, excise, withholding, property, sales, use, franchise, and other tax returns, declarations, and reports (as applicable), for each year from 2020 through 2022 (collectively, the “Tax Returns”). The Tax Returns are true and correct in all material respects and reflect accurately all taxable income or tax liabilities for the periods covered thereby. The Agency has not received a notice that any examination of or proceeding with respect to any Tax Return has been scheduled or conducted. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return of the Agency.
(ii)The Agency has timely filed all tax returns that are required to be filed on or before the Closing Date and has paid or reserved for all taxes which have become due pursuant to such tax returns or pursuant to any assessment that has become payable, except for taxes that it has contested in good faith. All monies required to be withheld by the Agency from the Agency’s employees for income taxes, social security and other payroll taxes have been collected or withheld, and either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of the Agency.
(iii)The Agency has delivered to the Buyer true, correct and complete copies of the Agency’s unaudited (A) balance sheets and statements of income, retained earnings and cash flows as of and for the fiscal years ended December 31, 2020, 2021, and 2022, and (B) an interim balance sheet and statements of income, retained earnings, and cash flows as of and for the nine (9)-month period ended September 30, 2023 (collectively the “Current Financial Statements” and, collectively with the financial statements described in clause (A) above, the “Financial Statements”). The Financial Statements are attached hereto as Schedule 7D(iii). The Financial Statements fairly present in all material respects the Agency’s financial condition as at the end of the covered periods and the results of the Agency’s operations and cash flows for the covered periods. The Financial Statements were prepared in accordance with the Agency’s historical accounting practices applied on a consistent basis throughout the periods involved. The Financial Statements are based on the Agency’s books and records.
(iv)Except as and to the extent disclosed in the Current Financial Statements or on Schedule 7D(iv), the Agency does not have any liabilities of any kind, whether direct or indirect, fixed or contingent, or otherwise, other than (a) executory obligations and (b) liabilities incurred in the ordinary course of business since the date of the Current Financial Statements.
E.Litigation. There is no material litigation or governmental proceeding or investigation pending or, to the Knowledge of the Agency (as hereinafter defined), threatened against the Agency or relating to the Business or the Purchased Assets, and there are no lawsuits, claims, suits, or proceedings pending in which the Agency is a plaintiff or claimant with respect to the Business or Purchased Assets. In the five (5) years prior to the Closing Date, the Agency has not entered into any, and to the Knowledge of the Agency, the Agency is not bound by any, applicable order, injunction, judgment, or decree of any Governmental Body (as hereinafter defined), arbitration panel, or otherwise to which any of the Purchased Assets are subject. “Governmental Body” means any governmental authority or similar body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power over the Agency or any of the Purchased Assets. “Knowledge of the Agency” means the Knowledge of Richard Boyer. An individual will be deemed to have “Knowledge” of a particular fact or other matter if that individual is actually aware of that fact or matter, or a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty in this Agreement.
F.Compliance with Laws. In the five (5) years prior to the Closing Date, the Agency has not received any written notice from any Governmental Body asserting that a violation by the Agency of any law applicable to the Agency has or may have occurred. In addition, to the Knowledge of the Agency, the Agency has materially complied with all applicable federal or state laws, rules, and regulations (including any environmental laws and laws with respect to the Agency’s Trust Assets (as hereinafter defined)). The Agency has never been cited for any violation of any laws by any governmental authority.  During the entire period of the Agency’s ownership and operation of the Business and the Purchased Assets, there has been no unlawful leakage or spillage by the Agency or the Business of hazardous wastes or hazardous pollutants onto or beneath the surface of the premises where the Business is being conducted, so as to cause the same to be contaminated.
G.Contracts; No Defaults. All material contracts and agreements pertaining to the Business to which the Agency is a party or otherwise bound, including purchase orders, are in full force and effect, with no material default or breach existing or which would occur but for the existence of notice or the lapse of time by the Agency, or to the Knowledge of the Agency, by any other party thereto. Schedule 7G sets forth all of the following contracts to which the Agency is a party or by which any of the Purchased Assets are bound (collectively, the “Material Contracts”):

(i)contracts entered into within the last five (5) years or otherwise having executory obligations on the part of the Agency and relating to the acquisition or disposition by the Agency of: (a) any business or business segment (whether by merger, consolidation, or other business combination, sale of assets, or otherwise) or the equity securities of any Person, or (b) any of the assets of the Agency for consideration in excess of $10,000;
(ii)contracts restricting the Agency’s ability to operate or compete in any line of business or with any person or entity or in any geographic area during any period of time, including any contract restricting the Agency’s solicitation or employment of any individual;
(iii)contracts that provide for any partnership, joint venture, strategic alliance, teaming, or similar arrangement, including, without limitation, insurance clusters or aggregators; and
(iv)contracts with any Governmental Body.
All Material Contracts are the legally valid and binding obligations of the Agency, and, to the Knowledge of the Agency, are legally valid and binding obligations of the other respective parties thereto, and are in full force and effect. The Agency is not in breach of, or default under, any Material Contract (and has not received any notice alleging any such breach or default) to which it is a party, and to the Knowledge of the Agency, no other party to any Material Contract is in breach thereof or default thereunder. No event has occurred or circumstance exists that, with notice or lapse of time or both (including the transactions contemplated by this Agreement), would constitute a breach or default by the Agency of any Material Contract to which the Agency is a party, or to the Knowledge of the Agency, would constitute a breach or default by any other party to any Material Contract, or give the Agency or any other Person the right to make an indemnification claim or exercise any other remedy under, or to cancel, terminate, or modify, or permit any acceleration or other change to any material right or obligation under, any Material Contract. No party to any Material Contract has materially changed, has threatened or proposed in writing to change or renegotiate, its business relationship (including with respect to the duration of the relationship or with respect to pricing and pricing adjustments) with the Agency. The Agency has not received any notice of termination or dispute with respect to any Material Contract. The Agency has delivered to the Buyer true and complete copies of the Material Contracts (including all amendments thereto).
H.Leased Real Property. Schedule 7H sets forth a list of each lease or similar agreement for real property leased in connection with the Business (the “Leased Real Property”). With respect to each lease:
(i)The Agency is not in breach or default under such lease in any material respect, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the Agency has paid all rent due and payable under such lease.
(ii)The Agency has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Agency in any material respect under the lease and no other party is in material default thereof, and no party to any lease has exercised any termination rights with respect thereto.

(iii)The Agency has not subleased, assigned, or otherwise granted to any third party the right to use or occupy such Leased Real Property or any portion thereof.
(iv)The Agency has not received any written notice of (a) violations of building codes and/or zoning ordinances or other governmental or regulatory laws affecting the Leased Real Property, (b) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (c) existing, pending, or threatened zoning, building code, or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.
I.Governmental Permits, Licenses. The Agency possesses all necessary governmental permits, licenses, franchises and authorizations to conduct the Business.
J.Employee Matters. Schedule 7J contains a true and correct list of (i) all current employees of the Agency and all employees of the Agency who were employed at any time since January 1, 2022, together with a list of the salaries, commissions, and all benefits provided to each employee during 2022 and 2023 year-to-date, and (ii) all existing 1099 contractors, net billed brokers, or service providers of the Agency. Schedule 7J lists all employment agreements, policy manuals, and other understandings (written or oral) with employees (including non-competition, non-solicitation, and non-disclosure covenants). The Agency has not been a party to any collective bargaining agreement. The Agency has complied in all material respects with all applicable laws, rules, and regulations which relate to prices, wages, hours, discrimination in employment, and collective bargaining and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. There have been no strikes, lockouts, slowdowns, or similar work stoppages affecting the Business’ employees within the last five (5) years. To the Knowledge of the Agency, there has been no union organizing effort within the last five (5) years.
K.Intellectual Property. Schedule 7K sets forth a true and correct list of all (i) fictitious business names, trade names, registered and unregistered trademarks, service marks, and related applications, (ii) patent applications and issued patents, (iii) issued and pending copyright registrations, (iv) Internet domain name registrations and related applications (collectively, “Domain Registrations”) and (v) software, used by or in connection with the Business. Items (i)-(v) hereinabove, and in each case whether owned by or licensed to the Agency or otherwise used in the conduct of the Business, but excluding any off the shelf or “shrink wrap” software, are referred to herein collectively as “Intellectual Property.” Except as otherwise described in Schedule 7K, (a) the Agency is the sole owner of, or has exclusive perpetual right to use without consideration, all Intellectual Property, free and clear of all Claims; (b) the Agency has not granted or licensed to any third party any rights with respect to any Intellectual Property; (c) to the Knowledge of the Agency, no other third party has any rights in or to any of the Intellectual Property owned by the Agency; (d) the Agency’s rights in and to any of the Intellectual Property owned by or licensed to the Agency will not be limited or otherwise adversely affected by reason of any of the transactions contemplated by this Agreement or any of the other Transaction Documents; and (e) the Intellectual Property includes all rights necessary for the conduct of the Business after the Closing in the same manner as such Business was conducted before the Closing. The list of Domain Registrations set forth in Schedule 7K sets forth the domain name, registered owner, date of registration, and registrar of such Domain Registrations. The Agency has taken reasonable precautions to preserve and protect the Intellectual Property. To the Knowledge of the Agency, the operations of the Business, as currently conducted, do not infringe any trademark, copyright, patent, or other proprietary right of any third party.
L.Affiliate Transactions. Except as set forth on Schedule 7L, neither the Shareholder, nor any Affiliate of the Shareholder, nor any Affiliate of the Agency, has, or has had at any time during the last three (3) years, any interest in any asset or property owned or used by the Agency. Except as set forth on Schedule 7L, neither the Shareholder, nor any Affiliate of the Shareholder, nor any Affiliate of the Agency, is, or has been at any time during the last three (3) years, an Affiliate of or the owner (of record or beneficially) of any equity security or any other financial or profit interest in, a Person that has: (a) had business dealings or a business relationship or a material financial interest in any transaction with the Agency; or (b) engaged in competition with the Agency. Except as set forth on Schedule 7L, neither the Shareholder, nor any Affiliate of the Shareholder, nor any Affiliate of the Agency, is a party to any contract or agreement with the Agency, or has any claim or right against the Agency.
M.Absence of Certain Events.
(i)Since January 1, 2022, the Agency has conducted the Business and operated the Purchased Assets only in the ordinary course.
(ii)To the Knowledge of the Agency, there is no existing, pending, or threatened occurrence, development, or indication by a customer, broker, independent contractor, or insurance company, which could reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect with respect to the Agency, the Business, or the Purchased Assets.
(iii)Since January 1, 2022, the Agency has not sold or otherwise disposed of any of the assets of the Business, tangible or intangible (including customer accounts or books of business), except in the ordinary course of business.
(iv)The Agency has not changed its cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, and accrual of other expenses.
N.Books and Records. The Agency has provided the Buyer with all of the books and records pertaining to the Business. These books and records are complete and accurate in all material respects and all transactions of the Business are reflected in the books and records.
O.Benefit Plans and ERISA.
(i)Schedule 7O attached hereto sets forth a true and complete list of each “employee benefit plan” (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any other written bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, or other plan, agreement, policy, trust fund, or arrangement (each such plan, agreement, policy, trust fund, or arrangement is referred to herein as an “Employee Benefit Plan,” and collectively, the “Employee Benefit Plans”) that is currently in effect, was maintained since January 1, 2022, or which has been approved before the date hereof but is not yet effective, for the benefit of employees of the Agency working solely in the Business (collectively, “Business Employees”) or with respect to which the Agency or any “ERISA Affiliate” (hereby defined to include any trade or business, whether or not incorporated, other than the Agency, which has or had employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer which includes the Agency) has or has had any obligation on behalf of any Business Employee. The Agency has furnished to the Buyer true and correct copies of all of its Employee Benefit Plans, if any, as well as accurate summary plan descriptions.
(ii)Each Employee Benefit Plan complies with the provisions of ERISA and the provisions of the Code applicable to it in all material respects. Neither the Agency nor any ERISA Affiliate has maintained or contributed to any plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code during its last six (6) fiscal years. All Employee Benefit Plans which are “pension plans” as defined in Section 3(2) of ERISA have received favorable determination letters from the Internal Revenue Service as to their tax-qualified status and the tax-exempt status of any related trust under Sections 401(a) and 501 of the Code, respectively, which determinations are currently in effect.
(iii)Neither the Agency nor any ERISA Affiliate maintains or contributes to, is required to maintain or contribute to, or, since January 1, 2022, has maintained or contributed to, a “multiemployer plan” (as defined by Section 4001(a)(3) of ERISA).
(iv)To the extent applicable, the Agency, each ERISA Affiliate, each Employee Benefit Plan and each Employee Benefit Plan “sponsor” or “administrator” (within the meaning of Section 3(16) of ERISA) has complied in all material respects with the applicable requirements of COBRA. No Business Employee has experienced a “Qualifying Event” (as defined in COBRA) with respect to an Employee Benefit Plan that makes him or her eligible for “Continuation Coverage” (as defined in COBRA) and whose maximum period for Continuation Coverage has not expired. There is no Business Employee who is on a leave of absence and is receiving or entitled to receive health coverage under an Employee Benefit Plan, whether pursuant to COBRA or otherwise.
(v)The consummation of the transactions contemplated by this Agreement will not give rise to any liability of the Buyer for any employee benefits, including, without limitation, liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due from the Buyer to any Business Employee.
(vi)From January 1, 2022 through the Closing Date, other than compensation increases in the ordinary course of business, neither the Agency nor any ERISA Affiliate has (a) instituted or agreed to institute any new employee benefit plan or practice, (b) made or agreed to make any change in any Employee Benefit Plan, (c) made or agreed to make any increase in the compensation payable or to become payable by the Agency or any ERISA Affiliate to any Business Employee, or (d) except pursuant to this Agreement and except for contributions required to provide benefits pursuant to the provisions of the Employee Benefit Plans, paid or accrued or agreed to pay or accrue any bonus, percentage of compensation, or other like benefit to, or for the credit of, any Business Employee.
P.Broker’s Fee. All such negotiations and transactions contemplated hereby have been carried on by the Agency and its Affiliates in such manner so as not to give rise to any valid claim against the Agency or the Buyer for a finder’s fee, brokerage commission, or other like payment, except for the fee payable to Dowling Hales, payable by the Selling Parties at Closing.
Q.Sufficiency of Assets. The Purchased Assets constitute all of the assets necessary for the operation of the Business as presently conducted.
R.Accounts Payable. All Accounts Payable due and owing as of the Closing Date have been paid in full.
S.Co-Brokered Business. In the eighteen (18) months prior to the Closing Date, the Agency has not co-brokered any business except as set forth on Schedule 7S.
T.Customers. To the Knowledge of the Agency, (i) no Significant Customer (as hereinafter defined) has indicated, verbally or in writing, that it will terminate its business relationship, or materially reduce its business, with the Agency (or, after the Closing, the Buyer), and (ii) there are no circumstances that could reasonably result in any Significant Customer terminating or materially reducing its business with the Agency (or, after the Closing, the Buyer). “Significant Customer” means any customer of the Agency from which the Agency generated at least $5,000 in gross revenue during the twelve (12) months ended December 31, 2022.
U.Carrier Relationships. Each of the insurance carriers with which the Agency has a contractual relationship has a rating of A-VII or better by AM Best Company.
V.Privacy and Data Security.
(i)The Agency has an informal privacy policy regarding the collection, use, and disclosure of Personal Information (as hereinafter defined) in their possession, custody, or control, or otherwise held or processed on their behalf, and the Agency is, and in the past six (6) years has been, in compliance in all material respects with such privacy policy. The Agency has, in the past six (6) years, posted a privacy policy in a clear and conspicuous location on all websites owned or operated by the Agency. As used herein, “Personal Information” includes, but is not limited to, any information that could potentially identify an individual or entity, including name, address, social security number, birth information and similar information, as well as personal health information, protected health information, and personally identifiable information as defined by any applicable laws.
(ii)The Agency has complied in all material respects at all times with all applicable laws regarding the collection, use, storage, retention, transfer, and/or disposal of Personal Information.
(iii)The Agency is in compliance in all material respects with the terms of all contracts to which they are parties relating to data privacy, security, and/or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, retention, transfer, or disposal of Personal Information).

(iv)There is no pending action relating to the Agency’s information privacy or data security practices, including with respect to the collection, use, transfer, storage, retention, or disposal of Personal Information maintained by or on behalf of the Agency, or, any such threatened action, or any complaint, investigation, or inquiry relating to such practices. To the Knowledge of the Agency, there are no facts or circumstances that could reasonably be expected to give rise to any such action described in the immediately preceding sentence.
(v)The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including any transfer of Personal Information resulting from such transactions, will not violate any applicable law, the privacy policy of the Agency as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by or on behalf of the Agency, or other privacy and data security requirements imposed on the Agency or any party acting on their behalf under any contracts. Upon the Closing Date, the Buyer will continue to have the right to use such Personal Information on substantially identical terms and conditions as the Agency enjoyed immediately prior to the Closing Date.
(vi)The Agency has operated the Business with privacy policies that are commercially reasonable with a view to protecting the confidentiality, integrity, and security of Personal Information in their possession, custody, or control against unauthorized access, use, modification, disclosure, or other misuse. The policies described in this subsection address and apply to remote working arrangements.
(vii)The Agency has not experienced any loss, damage, or unauthorized access, disclosure, use, or breach of security of any Personal Information in the Agency’s possession, custody, or control, or otherwise held or processed on its behalf.
W.Accuracy of Information. None of the representations, warranties, or statements contained in this Agreement, in the Schedules hereto, or in any other agreement, instrument, or document executed or delivered in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact by the Agency or omits to state any material fact necessary in order to make any of such representations, warranties, or statements not misleading. Copies of all documents furnished by or on behalf of the Agency to the Buyer pursuant to the terms of this Agreement are complete in all material respects and accurate. All documents referred to in the Schedules hereto have been delivered to the Buyer. There is no fact that the Selling Parties have not disclosed to the Buyer in writing that materially adversely affects or is reasonably likely to materially adversely affect the Purchased Assets or the Business or the Selling Parties’ ability to perform this Agreement.
8.Representations and Warranties of Buyer. The Buyer hereby represents and warrants to the Selling Parties as follows:
A.Organization and Authority. The Buyer is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of New Jersey and has all requisite limited liability company power and authority to carry on its business as it is presently being conducted, to enter into this Agreement, and each of the other Transaction Documents to which it is a party, and to carry out and perform the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Buyer, and each of the other Transaction Documents to which it is a party, have been duly authorized and approved by its board of managers, and will not violate its certificate of formation, operating agreement, or any agreement to which it is a party or by which it is bound or any law, rule, regulation, or court order. This Agreement, and all other instruments, documents, and agreements to be delivered by the Buyer in connection herewith, will constitute the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its and their terms, subject, in the case of enforceability, to bankruptcy and equitable remedies.
B.Purchase Price. The Buyer will have on hand or access to sufficient funds to pay the Purchase Price when due and payable in accordance with this Agreement.
C.Broker’s Fee. All such negotiations and transactions contemplated hereby have been carried on by the Buyer in such manner so as not to give rise to any valid claim against the Buyer or the Agency for a finder’s fee, brokerage commission, or other like payment, except for the fee payable to Dowling Hales, payable by the Selling Parties at Closing.
D.Access to Records. The Buyer agrees to provide the Agency with a copy of any records or files purchased by the Buyer from the Agency which the Agency may reasonably require in order to respond or defend against a proceeding, inquiry or claim brought against the Agency, including matters regarding legal, tax, regulatory, administrative, or client claims.
E.Legal Proceedings. There is no action of any nature pending or, to the Buyer’s Knowledge, threatened against or by the Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
9.Bulk Sale Compliance. Prior to the Closing Date, the Agency shall file an Application for Tax Clearance Certificate (REV-181) with the Pennsylvania Department of Revenue in connection with the transactions contemplated in this Agreement, and shall provide the Buyer with a copy of a Bulk Transfer Sales Clearance Certificate.
10.Indemnification.
A.Selling Parties’ Indemnification. The Selling Parties, jointly and severally, shall indemnify and hold harmless the Buyer and its Affiliates, and their respective officers, directors, managers, shareholders, members, employees, agents, successors, and assigns (collectively with the Buyer, the “Buyer Indemnitees”), from and against any and all demands, claims, losses, costs, fines, liabilities, damages (direct or indirect), and expenses (including, without limitation, reasonable legal and accounting fees and other expenses incurred in the investigation and defense of claims and actions) (collectively, “Losses”) in connection with but not necessarily limited to, the following:
(i)Any incorrect representation or warranty made by the Selling Parties herein or in any other Transaction Document;
(ii)The failure of the Selling Parties to comply with, or the breach by the Selling Parties of, any of the covenants or agreements contained in this Agreement or in any other Transaction Document;
(iii)The failure of the Selling Parties or any Affiliate of the Selling Parties to discharge when due any obligation or liability of the Selling Parties or any Affiliate of the Selling Parties, including, without limitation, liability on account of taxes for which the Agency is liable;

(iv)The operation of the Business prior to the Effective Date, and the operation of the Business outside of the ordinary course of business after the Effective Date until the Closing Date;
(v)Any Excluded Liabilities;
(vi)Any liability for taxes associated with the ownership and operation of the Business with respect to any periods prior to, through and including the Effective Date;
(vii)Any claim, liability or expense arising from or in connection with non-compliance with any applicable bulk sales law (including those relating to tax obligations) as it pertains to the transactions contemplated hereby;
(viii)Any liabilities under Assumed Contracts incurred on or prior to the Effective Date; or
(ix)Any action, suit, or proceeding relating to any of the foregoing.
B.Buyer’s Indemnification. The Buyer shall indemnify and hold harmless the Selling Parties and their respective officers, directors, managers, shareholders, members, employees, agents, Affiliates, successors, and assigns (collectively with the Selling Parties, the “Seller Indemnitees”), from and against any and all Losses in connection with, but not necessarily limited to, the following:
(i)Any incorrect representation or warranty made by the Buyer herein or in any other Transaction Document;
(ii)The failure of the Buyer to comply with, or the breach by the Buyer of, any of the covenants or agreements contained in this Agreement or in any other Transaction Document;
(iii)The failure of the Buyer or any Affiliate of the Buyer to discharge when due any obligation or liability of the Buyer or any Affiliate of the Buyer, including, without limitation, liability on account of taxes for which the Buyer (or any Affiliate) is liable, either by operation of law or pursuant to the provisions of this Agreement;
(iv)Any liabilities under the Assumed Contracts incurred subsequent to the Effective Date;
(v)The operation of the Business after the Closing Date, or the operation of the Business in the ordinary course of business consistent with past practices after the Effective Date until the Closing Date, in each case except with respect to the misconduct or negligence of the Owners in the Owners’ capacities as employees of the Buyer; or
(vi)Any action, suit, or proceeding relating to any of the foregoing.
C.Notice of Claims. If any claim is made against a party which, if sustained, would give rise to a liability hereunder, the party seeking indemnification (the “Claiming Party”) shall promptly (but no later than ten (10) Business Days from receipt, or sooner if urgent action is required by the claim) cause notice of the claim to be delivered to the other party (the

“Non-Claiming Party”) and shall afford the Non-Claiming Party and its counsel, at its sole expense, the opportunity to defend or settle the claim (provided that the Claiming Party and its counsel may participate at their sole cost and expense). Any notice of a claim shall state specifically the representation, warranty, covenant, or agreement with the alleged basis for the claim, and the amount of liability asserted against the other party by reason of the claim. If such notice and opportunity are not given, or if any claim is compromised or settled without notice to, consent of, and full release of all liability of, the Non-Claiming Party, no liability shall be imposed on the Non-Claiming Party by reason of such claim, but if notice is given and the Non-Claiming Party receiving the notice fails to assume the defense of the claim or fails to admit in writing its liability with respect to such claim, the claim may be defended, compromised, or settled by the Claiming Party without its consent and the Non-Claiming Party shall remain liable under this Article 10. Notwithstanding anything contained herein to the contrary, the Claiming Party may retain control over the defense of any claim hereunder if such claim is non-monetary or is for injunctive or other equitable relief.
D.Set-Off. The Selling Parties acknowledge, understand, and agree that the Buyer shall have the right to set-off against the amount of the Earn-out Payments, the amount of any claim or matter for which the Buyer is entitled to indemnification with respect to the matters addressed in Section 10A, or as otherwise provided in this Agreement; provided that any such set-off is done in good faith and upon written notice to the Selling Parties.
E.Limitations.
(i)Subject to Section 10E(ii) and Section 10E(iii), the Selling Parties shall not have any liability to indemnify the Buyer Indemnitees for any Losses under Section 10A(i) unless and until the aggregate amount of all such Losses exceeds One Hundred Fifty-Two Thousand Five Hundred Dollars ($152,500), after which the Selling Parties shall be liable for all such Losses for which indemnification is required to be paid hereunder by the Selling Parties in excess of One Hundred Fifty-Two Thousand Five Hundred Dollars ($152,500).
(ii)Subject to Section 10E(iii), the maximum aggregate liability of the Selling Parties to indemnify the Buyer Indemnitees for Losses under Section 10A(i) shall not exceed an amount equal to twenty-five percent (25%) of the Purchase Price.
(iii)The limitations set forth in this Section 10E shall not apply to breaches of the representations and warranties in Sections 7A, 7B, 7C, 7P, 8A or 8C, or to matters that constitute fraud.
(iv)Each of the representations and warranties that contains any “material”, “in all material respects”, or similar materiality qualifications shall be read as though such qualifications were not contained therein for the purposes of determining whether a breach has occurred and the amount of Losses to which a Buyer Indemnitee or Seller Indemnitee may be entitled under this Article 10.
F.Survival. All of the representations and warranties contained in this Agreement shall survive the Closing for twenty-four (24) months after the Closing Date except that (i) the representations and warranties in Section 7D(i) and (ii) shall survive the Closing Date until ninety (90) days after the expiration of the applicable statute of limitations; and (ii) the representations and warranties in Sections 7A, 7B, 7C, 7P, 8A, and 8C shall survive the Closing for a period of unlimited duration. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of the survival period and such claims shall survive until finally resolved.
11.Covenants. The Buyer and Agency covenant and agree to take the following actions:
A.Agency’s Employees.
(i)On the Closing Date, (a) the Agency will take all action necessary to terminate, or cause the termination of, the employees of the Business listed on Schedule 11A (collectively, the “Transferred Employees”), which termination shall be deemed to be effective at 12:30 a.m. on the Effective Date, and the Agency shall pay the Transferred Employees all sums due to them, including any bonus and severance payments, through the close of business on the day immediately prior to the Effective Date, or arising thereafter, and the Buyer’s employment of the Transferred Employees shall be deemed to be effective as of the Effective Date, and (b) the Agency will take all action necessary to terminate, or cause the termination of, the employees of the Business not listed on Schedule 11A (if any), which termination shall be deemed to be effective as of the Closing Date, and the Agency shall pay such employees all sums due to them, including any bonus and severance payments, through the close of business on the Closing Date, or arising thereafter. The Selling Parties shall indemnify, defend, and hold harmless the Buyer from and against all claims, damages, and liabilities resulting or arising from the sums owed or payable by the Agency to its employees in connection with the Agency’s employment of such employees and the Agency’s termination of their employment as described in this Section 11A, in accordance with Article 10.
(ii)On the Closing Date, to the extent that the Buyer has the discretion to do so, the Buyer shall recognize all service of the Transferred Employees with Agency, as if such service were with Buyer, solely for purposes of determining each Transferred Employee’s vesting and eligibility under the Buyer’s employee benefit plans, but only to the extent that past service was recognized for such Transferred Employees under the comparable plans of the Agency immediately prior to the Closing, and to the same extent that past service is credited under such plans or arrangements for similarly situated employees of the Buyer; provided, however, such service shall not be recognized to the extent that such recognition would result in (x) a duplication of benefits, (y) service credit under a newly established plan (i.e. after the Effective Date) for which prior service is not taken into account for employees of the Buyer generally, or (z) greater benefits than are available to similarly situated employees of the Buyer.. The Buyer shall use commercially reasonable efforts to cause each of the Buyer’s applicable employee benefits plans to waive eligibility waiting periods, evidence of insurability requirements and pre-existing limitations, to the extent that the Buyer’s employee benefit plans provide coverage for the underlying condition or circumstance, but in each case (x) only to the extent that such waiting periods, conditions, or limitations would not apply in the absence of a Transferred Employee changing employers from the Agency to the Buyer in connection with the consummation of the transactions contemplated in this Agreement, and (y) provided that all such waivers have been obtained with regard to the long-term disability policy covering the Transferred Employees. With respect to COBRA, it is agreed that individuals (x) who had a COBRA qualifying event prior to the Closing Date, and who timely elect COBRA coverage under the Shareholder’s or the Agency’s applicable plans, shall be covered under the Shareholder’s or the Agency’s applicable plan(s) for the remainder of any COBRA coverage period to which they are entitled under applicable law, and (ii) Transferred Employees and their spouses or dependents who have a COBRA qualifying event on or after the Closing Date shall be entitled to COBRA coverage under the applicable Buyer plan(s) for the remainder of any COBRA coverage period to which they are entitled under applicable law. The Buyer shall use commercially reasonable efforts to provide Transferred Employees with continued insurance coverages under the Buyer’s employee benefit plans commencing January 1, 2024 and eligibility to participate in the Buyer’s 401(k) plan as of the Effective Date in order to avoid a gap in such coverages and participation.
(iii)At or before Closing, the Agency shall pay the amount of accrued annual cash bonuses with respect to the Transferred Employees for the period beginning on January 1, 2023 and ending on the day before the Effective Date, in the amounts set forth opposite the Transferred Employees’ respective names on Schedule 11A.
(iv)The parties acknowledge that the Agency and/or the Shareholder will continue to provide coverage for the Transferred Employees under the Agency’s and/or Shareholder’s employee benefit plans set forth on Schedule 7O (collectively, the “Transition Benefit Plans”) until December 31, 2023, and the Buyer will reimburse the Agency and/or Shareholder for the premiums of the Transition Benefit Plans applicable for period beginning on the Effective Date and ending on (and including) December 31, 2023, and all other costs and expenses of the Agency and/or Shareholder associated with the maintenance of the Transition Benefit Plans for such period, other than any costs or expenses (x) in respect of individuals who do not accept employment with the Buyer, (y) resulting from a breach of or non-compliance with the Transition Benefit Plans by the Agency and/or Shareholder, or (z) relating to any claims by any individual participant of the Transition Benefit Plans relating to coverage or reimbursement thereunder; provided, however, that the Buyer shall reimburse the Agency and/or Shareholder, and be liable for, such costs and expenses referred to herein that are the responsibility of the Agency and/or Shareholder in their capacity as an employer of the Transferred Employees under the Transition Benefit Plans and any such costs and expenses relating to the Transition Benefit Plans that are normally paid by, or deducted from, a paycheck, of a Transferred Employee, which shall be paid by the Agency and/or Shareholder on behalf of each Transferred Employee. The Agency and the Shareholder represent to the Buyer that it is permissible under the Transition Benefit Plans for the Transferred Employees to receive coverage under the Transition Benefit Plans through December 31, 2023. Notwithstanding anything to the contrary herein, the Buyer is not assuming the Transition Benefit Plans or any liability associated therewith, except to the extent of the Buyer’s covenant to reimburse the Agency and/or Shareholder for the costs and expenses thereof as and to the extent provided in this Section 11A(iv).
B.Multiemployer Plans. The Agency shall provide written notice of this transaction to any multiemployer plan promptly after the Closing and shall provide the Buyer with a copy thereof.  The Selling Parties shall indemnify the Buyer with respect to any liability pertaining thereto or arising therefrom.
C.Transition Assistance; Wind-Down of Agency’s Business. Following the Closing, the Agency, to the extent necessary, and for the benefit and at the direction of the Buyer: (i) will continue to conduct the Business in the ordinary course in substantially the same manner as heretofore conducted, the costs of which the Buyer shall reimburse to the Agency upon receiving reasonable evidence thereof, (ii) use reasonable efforts to preserve intact the present Business organization (including, but not limited to, any and all licensure or regulatory compliance) and preserve the relationships with customers, suppliers, and others having material business dealings with the Business, (iii) maintain the books of account and records of the Business in the usual, regular, and ordinary manner consistent with past policies and practice, and (iv) shall continue to maintain all Trust Assets consistent with past practices and operation of the Business. In addition, the Agency shall allow the Buyer to utilize the Agency’s insurance licenses solely to permit the Buyer to operate the Business (as acquired by the Buyer pursuant to this Agreement) with its employees in the ordinary course of business consistent with past practices, while the Business and the accounts are transitioned to the Buyer from the Agency. The Buyer shall indemnify the Agency for any and all claims arising out of such use by and at the direction of the Buyer during the period of transition contemplated by this paragraph. At such time as the Buyer has sufficiently completed its integration and transition process of the Business from the Agency to the Buyer and its Affiliates, and upon the express direction of the Buyer, the Agency will cease to conduct the Business and all other insurance-related businesses and the insurance business of the Agency will be wound down in an orderly fashion, including with respect to the collection of accounts receivable, payment of expenses, and repayment of debts and obligations, and change its name as provided in Section 11F in accordance with applicable law.
D.Bank Accounts and Bank Records. The Agency shall close its commercial bank accounts within twelve (12) months after the Closing Date. For so long as any of the Agency’s commercial bank accounts remain open, the Agency shall provide the Buyer copies of the Agency’s bank records on a monthly basis and upon the Buyer’s reasonable request, which records may be redacted to remove personal information and other information not related to the Business. From and after the Closing, the Agency may open new bank accounts for purposes of non-commercial activity related to the wind-down of the Agency, and not related to the Business or the Purchased Assets.
E.Exit from Insurance Clusters. The Agency shall take any necessary action to exit or withdraw from any insurance clusters, insurance aggregators, or similar organizations with which it is affiliated, shall provide the Buyer with reasonable evidence thereof, and shall indemnify the Buyer with respect to any liability pertaining thereto or arising therefrom in accordance with Article 10.
F.Name Change Amendment; Fictitious Name Filings. After the Closing Date, by and at the express direction of the Buyer, the Agency shall file an amendment to its certificate of incorporation changing the name of the Agency to a name other than “Exchange Underwriters” or any derivations thereof with the Pennsylvania Department of State; provided that if the Agency fails to file such amendment within fifteen (15) Business Days after the Buyer’s written request, the Agency hereby authorize and direct the Buyer, on the Agency’s behalf as the Agency’s agent and attorney-in-fact, and in the Buyer’s discretion, execute and file such amendment with the Pennsylvania Department of State. Additionally, promptly after the Closing Date, unless delayed at the sole discretion of the Buyer to account for transition matters, the Agency will either cancel any fictitious, doing-business-as, or similar name use on file with any government agency or cause any and all rights and interests in same to be assigned to the Buyer.
G.Payment of Commissions. The Agency shall promptly pay to the Buyer, but in no event later than the later of ten (10) Business Days following receipt thereof or the Closing Date, (i) all Purchased Agency-Billed Commissions, Purchased Installment Commissions, and Purchased Additional Commissions, whether received prior to, on, or after the Effective Date, (ii) all commissions for insurance company direct-billed policies received after the Effective Date, whether the effective date was prior to, on, or after the Effective Date and

(iii) all commissions received with respect to an endorsement to a policy with an endorsement effective date after the Effective Date, whether received prior to, on, or after the Effective Date.
H.Confidential Nature of Information. From and after the Closing, the Selling Parties will treat in strict confidence all documents, materials and other information relating to or included in the Purchased Assets, this Agreement and the transactions contemplated hereby, including, without limitation, all Intellectual Property, financial statements, customer and supplier lists, pricing information, sales and purchases margins and practices, and similar information regarding the business and affairs of the Selling Parties and the Business, and shall not disclose such information to any third person, except the Selling Parties’ professionals or as required by applicable law.
I.Insurance Coverages.
(i)On or prior to the Closing Date, the Agency shall provide the Buyer with evidence satisfactory to the Buyer that the Agency has purchased, at its own expense and in form and substance reasonably satisfactory to the Buyer, tail insurance coverage (or extended reporting coverage) for the Agency’s errors and omissions, employment practices liability, and directors & officers liability policies that runs for at least three (3) years after the Closing Date.  If the Agency fails to obtain the aforementioned coverage, the Buyer may obtain such coverage on behalf of the Agency and set-off the cost of such coverage against the Earn-out Payments. The parties acknowledge and agree that it is their intention that the tail coverage required pursuant to this paragraph shall be the primary insurance coverage for any applicable claims identified after the Closing (notwithstanding whether any other insurance coverages (such as those maintained by the Buyer) may be applicable for a particular claim), and the Selling Parties shall take no action, or omit to take any action, to the contrary.
(ii)Prior to the Closing, (a) the Agency will make arrangements to obtain cyber liability coverage at its expense on such terms and at such coverage levels as the Buyer shall reasonably request if the Agency does not already have such cyber liability coverage in place, and (b) the Agency will use commercially reasonable efforts to obtain a change in control waiver in connection with the consummation of the transactions contemplated in this Agreement from the insurance carrier for its cyber liability coverage, and the Agency shall maintain such cyber liability coverage after the Closing at its expense until such time as the transition of the Business and the Purchased Assets to Buyer as contemplated herein is complete. The Agency will promptly advise the Buyer if such waiver is refused by the Agency’s applicable insurance carrier and, if so instructed by the Buyer, the Agency shall purchase a tail policy for its cyber liability insurance policy consistent with clause (i) above.
J.Agency Action. The Shareholder will take such action as may be necessary to cause the Agency to comply with its obligations hereunder and under any other Transaction Document to which it is a party.
K.Conduct of Business Pending the Closing. The Agency covenants and agrees that, during the period from the date of the full execution and delivery of this Agreement until the Closing Date, except with the Buyer’s prior written consent or as expressly provided for in this Agreement or as required by applicable law, the Agency shall conduct the Business in the ordinary course of business consistent with past practice and the Agency shall comply with all applicable laws, rules, and regulations, and preserve its business organization in tact and maintain the Business’s existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, licensors, Governmental Bodies, employees, agents, consultants, and business associates, and use commercially reasonable efforts to keep available the services of the Selling Parties’ present employees, agents, and consultants. Without limiting the generality of the foregoing, from the date of the full execution and delivery of this Agreement until the Closing Date, except with the Buyer’s prior written consent or as expressly provided for in this Agreement or as required by applicable law, the Agency shall not, and the Owner shall cause the Agency to not:
(i)amend its certificate of incorporation, by-laws, or other governing documents;
(ii)merge or consolidate with any other third party, or restructure, reorganize, or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets or operations (including, without limitation, the Purchased Assets or the Business);
(iii)accelerate the payment to the Agency of commissions or “heap” up-front commissions outside the Agency’s ordinary course of business or past practice;
(iv)issue any equity or debt securities;
(v)create or incur any lien, encumbrance, pledge, or security interest of any nature on any of the Purchased Assets or the Business;
(vi)amend or modify any Assumed Contract;
(vii)initiate any litigation or arbitration proceeding; or
(viii)take, or omit to take, any action that is reasonably likely to result in any of the conditions set forth in Section 6B or Section 6C not being satisfied.
L.Communications with Employees. During the period from the date of the full execution and delivery of this Agreement until the Closing Date, prior to making any material broad-based communications to the Agency’s employees or contractors pertaining to compensation or benefit matters that are affected by the transactions contemplated in this Agreement, the Agency shall provide the Buyer with a copy of the intended communication, and the Buyer shall have a reasonably period of time to review and comment on the communication, and the Buyer and the Agency shall cooperate in providing any such mutually agreeable communication.
M.Notification of Certain Matters. During the period from the date of the full execution and delivery of this Agreement until the Closing Date, except to the extent prohibited by applicable law, the Agency shall promptly notify the Buyer of:
(i)any inaccuracy of any representation or warranty contained in this Agreement;
(ii)the Agency’s failure to perform, in any material respect, any obligation to be performed by the Agency under this Agreement;
(iii)any notice or other communication from any of the Customers listed on Schedule 1A to the effect that such Customer intends to terminate or otherwise materially adversely modify its relationship with the Agency (or, after the Closing, with the Buyer);
(iv)any material notice or other material communication from any Governmental Body in connection with the transactions contemplated by this Agreement;
(v)any action, suit, claim, investigation, or other proceeding commenced, or, to the Knowledge of the Selling Parties, threatened, against, relating to, or otherwise affecting, the Agency or any of the Purchased Assets, or that relates to the consummation of the transactions contemplated by this Agreement; and
(vi)the occurrence of any matters or events that, individually or in the aggregate, would be reasonably likely to result in any condition set forth in Section 6B or Section 6C not being satisfied.
12.Trust Holdback.
A.At the Closing, the Buyer shall hold back the amount of One Hundred Forty Thousand Dollars ($140,000) from the Purchase Price (the “Trust Holdback”), which the Buyer shall use to cure, reconcile, pay, and satisfy, on the Agency’s behalf, any Trust Deficit (as defined below). It being understood and acknowledged by the parties that, notwithstanding the Trust Holdback and the Buyer’s authority to cure, reconcile, pay, and satisfy any Trust Deficit on the Agency’s behalf, the Trust Liabilities (as defined below) of the Selling Parties shall not constitute Assumed Liabilities and any amount of Trust Liabilities in excess of the Trust Holdback shall be the sole responsibility of the Selling Parties. The Selling Parties hereby authorize the Buyer to utilize the Trust Holdback to cure, reconcile, pay, and satisfy any Trust Deficit and any Trust Liabilities during the one hundred eighty (180)-day period following the Closing (the “Holdback Period”), including any extensions of the Holdback Period as agreed in writing. The Selling Parties hereby authorize the Buyer to cure, reconcile, pay, and satisfy any Trust Deficit by and on the Selling Parties’ behalf.
B.The Buyer shall reasonably consult with the Selling Parties in connection with the payment, cure, or reconciliation of the Trust Deficit and provide reasonable evidence to the Selling Parties of any Trust Liability that is paid, cured, or reconciled by the Buyer on behalf of the Agency. Moreover, the Buyer and the Selling Parties shall make readily available to each other all such records, books, or other information that is reasonably necessary to identify, track, or make any determination in respect of any Trust Assets or Trust Liabilities. Further, during the Holdback Period, the Agency will provide access to any trust or other accounts maintained by the Agency in which Trust Assets are (or historically have been) deposited and, at the request of the Buyer, will include a representative of the Buyer as an authorized signatory (with full access to all historical book and records) or establish an account control agreement, as the case may be, on any such trust or other related account.
C.For the avoidance of doubt, the Trust Holdback is contemplated to be utilized to cure, satisfy, correct, or reconcile only in the event that a Trust Deficit is identified in accordance with this Article 12. The Selling Parties and Buyer further understand, agree, and covenant that the Selling Parties shall be required to continue to maintain (including making payments therefrom) all Trust Assets in a manner consistent with all contractual, regulatory, and other legal requirements, and otherwise in accordance with past business practices, procedures, and operations. Nothing in this Article 12 is intended to amend, reduce, or replace the Selling Parties’ obligations to continue to remit Trust Assets as set forth in Section 11E hereof, and the Trust Holdback is not contemplated to be utilized in place of, or so as to offset against, Trust

Assets that are normally required to be held, maintained, or used for payment by the Selling Parties in connection with the Business. In the event that the amount of the Trust Holdback is insufficient to cure, satisfy, correct, or reconcile an ongoing Trust Deficit which the Selling Parties have failed to cure within ten (10) days of receipt of written notice from the Buyer, the parties hereto covenant and agree that the Buyer shall be permitted to cure, satisfy, correct, or reconcile such Trust Deficit in excess of the Trust Holdback on the Selling Parties’ behalf and the Buyer shall off-set such excess amount(s) against the Earn-out Payment.
D.The Buyer shall pay any amount of the Trust Holdback not utilized to pay, cure, satisfy, or reconcile any Trust Deficit to the Agency not later than sixty (60) days following the end of the Holdback Period and provide a final reconciliation with such payment. In the event that the aggregate amount of the Trust Deficit exceeds the Trust Holdback, the Selling Parties shall be required to indemnify and hold harmless the Buyer Indemnitees for any Losses arising from or relating to any amounts required to fully satisfy the Trust Deficit that is in excess of the Trust Holdback, in an amount up to the Purchase Price. In connection with the Buyer’s release of the Trust Holdback (or any lesser remaining portion thereof) to the Agency, the Selling Parties will sign and deliver the Buyer’s customary certification to confirm that (i) the Selling Parties have made available to the Buyer all records and information reasonably necessary to identify, track, or make any determination in respect of all Trust Assets and Trust Liabilities, (ii) the Agency no longer has premiums to collect or obligations to pay carriers for the agency bill activity conducted in the Agency’s prior agency management system, (iii) the payment of any agency bill that was transacted prior to conversion to the Buyer’s agency management system is the responsibility of the Selling Parties, (iv) the Agency is up to date with all prior agreed upon amounts to be remitted to the Buyer, and (v) all future direct bill transactions in the Agency’s bank accounts will be remitted to the Buyer in a timely manner.
E.Capitalized terms set forth in this Article 12, that are not defined elsewhere in this Article 12 or the Agreement, shall have the meanings set forth below:
(i)“Trust Assets” means all premium funds and premium receivables from insureds (net of commissions) held or required to be held or maintained by the Selling Parties with respect to the Business either (a) as of immediately prior to the Effective Date or (b) pursuant to Section 11C hereof, in each such case, in compliance with standard trust adequacy requirements (including, but not limited to, as required by law), irrespective of whether such funds are separately held or comingled with other assets or accounts of the Selling Parties of the Business.
(ii)“Trust Deficit” means with respect to any Trust Assets, the amount, if any, by which the Trust Liabilities exceed the Trust Assets as of any date of determination.
(iii)“Trust Liabilities” means all net premium and return premium obligations, or any penalties or interests associated therewith, owed by the Agency to insurance carriers, insurance brokers and insureds.
13.Other Provisions.
A.Notices. For purposes of this Agreement, notices, and all other communications provided for herein shall be in writing and shall be deemed to have been given (i) if hand delivered, upon delivery to the party, (ii) if mailed, five (5) days following deposit of the notice or communication with the United States Postal Service by registered or certified mail, return receipt requested, postage prepaid, (iii) if sent by overnight courier, one (1) day after being sent, or (iv) if sent by e-mail, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), addressed as follows:

If to the Agency:	Exchange Underwriters, Inc. 2111 N. Franklin Drive, Suite 100 Washington, Pennsylvania 15301 Attention: John H. Montgomery Email: jmontgomery@communitybank.tv
with a copy to:	Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Attention: Larry Spaccasi Email: lspaccasi@luselaw.com
If to the Shareholder:	Community Bank 100 N. Market Street Carmichaels, Pennsylvania 15320 Email: jmontgomery@communitybank.tv
with a copy to:	Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Attention: Larry Spaccasi Email: lspaccasi@luselaw.com
If to the Buyer:	World Insurance Associates, LLC 100 Wood Avenue South 4th Floor Iselin, New Jersey 08830 Attention: Timothy Robb, General Counsel Email: timrobb@worldinsurance.com
with a copy to:	Giordano, Halleran & Ciesla, P.C. 125 Half Mile Road Suite 300 Red Bank, New Jersey 07701 Attention: Paul T. Colella Email: pcolella@ghclaw.com or to such other address as a party hereto may have furnished to the other parties in writing in accordance herewith.
B.Press Releases; Announcements. In connection with the Closing, the Buyer and the Shareholder shall prepare and issue a joint press release with respect to the transactions contemplated hereby. At the request of the Buyer, the Agency shall inform the Customers of the transition of the Business to the Buyer in accordance with a script or talking points mutually agreeable to the Buyer and the Agency.
C.Successors and Assigns; Assignment. The terms and provisions hereof shall inure to the benefit of and be binding upon the undersigned and their respective successors and assigns; provided that no party may assign its rights and obligations hereunder without the consent of the other parties, except that (i) the Buyer may assign its rights and obligations to an Affiliate of the Buyer, (ii) the Buyer or any Affiliate of the Buyer may assign its rights and obligations to any entity in connection with any sale or transfer of all or substantially all of the Buyer’s (or, if applicable, such Affiliate’s) assets and (iii) the Buyer may collaterally assign its rights hereunder to any lender to the Buyer, and the Selling Parties hereby consent to any such assignment or collateral assignment.
D.Severability. The invalidity or unenforceability of any of the provisions of this Agreement shall not affect the validity or enforceability of the remainder hereof.
E.Entire Agreement. This Agreement together with all of the Exhibits, Schedules, and other documents referred to herein constitutes the entire Agreement among the parties with reference to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, regarding the subject matter hereof, and may only be changed or modified in writing.
F.Construction; Representation. The parties have participated jointly in the preparation and negotiation of this Agreement and the other Transaction Documents and each party has been represented by counsel of such party’s selection in such process.
G.Costs and Expenses; Transfer Taxes. Each party hereto will pay all costs and expenses incident to such party’s negotiation and preparation of this Agreement and the other Transaction Documents and to such party’s performance and compliance with all agreements and conditions contained herein on such party’s part to be performed or complied with, including, without limitation, the fees, expenses, and disbursements of such party’s counsel and accountants. The Selling Parties shall be responsible for the payment of any transfer taxes excluding sales taxes associated with the Purchased Assets, payable in connection with the matters contemplated hereby.
H.Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the choice of law principles or rules thereof. EACH OF THE PARTIES WAIVES ANY RIGHTS THAT EACH SUCH PARTY MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.
I.Third-Party Beneficiaries. Subject to Section 5C, this Agreement is intended for the benefit of the parties hereto and is not intended to benefit any third party, except for the Buyer Indemnitees, who are intended third party beneficiaries with respect to the provisions of Section 10A of this Agreement and shall be entitled to enforce the provisions thereof as if they were parties to this Agreement, and the Seller Indemnitees, who are intended third party beneficiaries with respect to the provisions of Section 10B of this Agreement and shall be entitled to enforce the provisions thereof as if they were parties to this Agreement. Without limiting the foregoing, the Eligible Employees are not third-party beneficiaries of this Agreement for any purpose and they shall not be entitled to enforce any of the provisions hereof.

J.Counterparts; Electronic Signatures. This Agreement may be executed in counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the parties hereto notwithstanding the fact that all parties are not signatories to the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (including any electronic signature complying with the U.S. federal ESIGN Act of 2000), will have the same effect as physical delivery of the paper document bearing an original signature. No party may raise the use of a facsimile machine, electronic mail, or other electronic means, or the fact that any signature was transmitted through the use of a facsimile machine, electronic mail, or other electronic means, as a defense to the enforcement of this Agreement or any amendment, Transaction Document or other document, certificate, or instrument executed in compliance with this section.
K.Further Assurances. On and, to the extent reasonably necessary, after the Closing Date, the Selling Parties and the Buyer shall (i) deliver or cause to be delivered to one another such other bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to said parties and their counsel, as said parties may reasonably request or as may be otherwise reasonably necessary to vest in the Buyer all the right, title, and interest of the Selling Parties in, to or under any or all of the Purchased Assets, and (ii) take all steps as may be reasonably necessary to put the Buyer in actual possession and control of all the Purchased Assets. From time to time following the Closing, the Selling Parties shall execute and deliver, or cause to be executed and delivered, to the Buyer such other instruments of conveyance and transfer as the Buyer may reasonably request to convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements, and other commitments included in the Purchased Assets which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with the Buyer at its request in endeavoring to obtain such consent promptly and to enter into appropriate arrangements to give the Buyer the practical benefit of such items as if they had indeed actually been transferred or assigned as of the Effective Date.
L.Selling Parties’ Earn-out Representative.
(i)The Selling Parties irrevocably constitute and appoint John H. Montgomery as Selling Parties’ true and lawful attorney-in-fact and agent (the “Selling Parties’ Earn-out Payment Representative”) and authorizes the Selling Parties’ Earn-out Representative acting for the Selling Parties and in each of the Selling Parties’ names, place and stead, in any and all capacities to do and perform every act and thing required, permitted, necessary or desirable to be done by the Selling Parties solely in connection with the determination and payment of the Earn-out Payments contemplated by this Agreement, as fully to all intents and purposes as the Selling Parties might or could do in person, including to:
(a)take any and all actions (including executing and delivering any documents, and incurring any costs and expenses with such amounts being charged against the Earn-out Payments) and make any and all determinations which may be required or permitted in connection with the post-Closing implementation of the Earn-out Payments;

(b)give and receive notices and communications under this Agreement and the related transaction documents with respect to the post-Closing implementation of the Earn-out Payments;
(c)retain legal counsel, accountants, consultants and other experts, and incur any other reasonable expenses, in connection with all matters and things set forth or necessary with respect to the post-Closing implementation of the Earn-out Payments (with such expenses being charged against the Eart-out Payments); and
(d)make any other decision or election or exercise such rights, power and authority in connection with the post-Closing implementation of the Earn-out Payments.
(ii)Each of the Selling Parties acknowledges and agrees that upon any delivery by the Selling Parties’ Earn-out Payment Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Selling Parties’ Earn-out Payment Representative related to the implementation of the Earn-out Payments, the Selling Parties shall be bound by such documents as fully as if the Selling Parties had executed and delivered such documents.
(iii)Upon the death, disability, resignation or incapacity of the initial Selling Parties’ Earn-out Payment Representative appointed pursuant to Section 13L(i) of this Agreement, the Selling Parties may appoint a successor Selling Parties’ Earn-out Payment Representative. The Selling Parties may also remove and replace the Selling Parties’ Earn-out Payment Representative from time to time effective immediately upon written notice to the Buyer. The Selling Parties’ Earn-out Payment Representative shall not receive compensation for service in such capacity.
(iv)Selling Parties’ Earn-out Payment Representative shall notify the Selling Parties in writing prior to executing any material amendment, contract or agreement and prior to taking any other action which would materially impact the Selling Parties. The Selling Parties’ Earn-out Payment Representative will promptly provide documents and information and will cooperate with the Selling Parties as may be requested by the Selling Parties from time to time.
Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Selling Parties’ Earnout Payment Representative in good faith and within the above-described scope of authority shall be absolutely and irrevocably binding upon each of the Selling Parties as if such entities had taken such action, exercised such rights, power or authority or made such decision or determination in its individual capacity, and the Buyer may rely upon such action, exercise of right, power or authority or such decision or determination of the Selling Parties’ Earn-out Payment Representative as the action, exercise, right, power, or authority, or decision or determination of such entity, and the Selling Parties shall not have the right to object, dissent, protest or otherwise contest the same. As between Selling Parties and the Buyer, the Buyer is hereby relieved from any liability to any person for and acts done by the Selling Parties’ Earn-out Payment Representative and any acts done by the Buyer in accordance with any decision, act, consent or instruction of the Selling Parties’ Earn-out Payment Representative with respect to the post-Closing implementation of the Earn-out Payments.

The Selling Parties’ Earn-out Payment Representative shall not have any liability for any Claims of any type whatsoever other than Claims based upon fraud or willful misconduct.
M.Definitions Index. Set forth below is an index to the Sections of this Agreement in which certain capitalized terms used herein are defined:
Accounts Payable    Section 4A
Affiliate    Section 4
Agency    1st Paragraph
Agreement    1st Paragraph
Assignment of Contracts    Section 6D(v)
Assumed Contracts    Section 1F
Bankruptcy Code    Section 5C(xii)
Baseline Net Revenue    Section 5B(iv)(c)
Bill of Sale    Section 6D(iii)
Boyer Employment Agreement    Section 6D(i)
Business    Recitals
Business Day    Section 5B(v)(d)
Business Employees    Section 7O(i)
Buyer    1st Paragraph
Buyer Indemnitees    Section 10A
Cash Closing Payment    Section 5A(i)
CB World    Section 5B(ii)
Claiming Party    Section 10C
Claims    Section 6D(iii)
Class A Company Units    Section 5B(ii)
Closing    Section 6A
Closing Date    Section 6A
COBRA    Section 4M
Code    Section 4M
Current Financial Statements    Section 7D(iii)
Customers    Section 1A
Domain Registrations    Section 7K
Earn-out Payments    Section 5B(iii)
Effective Date    1st Paragraph
Eligible Employees    Section 5B(ii)
Employee Benefit Plan(s)    Section 7O(i)
ERISA    Section 7O(i)
Excluded Additional Commissions    Section 3C(i)
Excluded Agency-Billed Commissions    Section 3A(i)
Excluded Assets    Section 2
Excluded Installment Commissions    Section 3B(i)
Excluded Liabilities    Section 4
Excluded Return Commissions    Section 3C(i)
Financial Statements    Section 7D(iii)
Governmental Body    Section 7E
Holdback Period    Section 12A
Intangible Assets    Section 1B
Intellectual Property    Section 7K
IP Assignment    Section 6D(iv)
Joinder Agreements    Section 5B(ii)

Knowledge    Section 7E
Knowledge of the Agency    Section 7E
Lease Agreement    Section 6D(vii)
Leased Real Property    Section 7H
Losses    Section 10A
Material Adverse Effect    Section 6B(vi)
Material Contracts    Section 7G
New Debt    Section 5C(xiii)
Non-Claiming Party    Section 10C
Obligors    Section 5C(xii)
Payoff(s)    Section 6D(viii)
Personal Information    Section 7V(i)
Powell Employment Agreement    Section 6D(i)
Proceeding    Section 5C(xii)
Purchase Price    Section 5A
Purchased Additional Commissions    Section 3C(ii)
Purchased Agency-Billed Commissions    Section 3A(ii)
Purchased Assets    Section 1
Purchased Installment Commissions    Section 3B(ii)
Replacement Debt    Section 5C(xiii)
Restrictive Covenant Agreements    Section 6D(ii)
Seller Indemnitees    Section 10B
Selling Party(ies)    1st Paragraph
Selling Parties’ Earn-out Payment Representative    Section 13L(i)
Senior Agent    Section 5C(xii)
Senior Debt    Section 5C(xii)
Senior Lenders    Section 5C(xii)
Senior Loan Agreement    Section 5C(xii)
Senior Loan Documents    Section 5C(xii)
Shareholder    1st Paragraph
Significant Customer    Section 7T
Subscription Agreements    Section 5B(ii)
Successor Lender(s)    Section 5C(xiii)
Tax Returns    Section 7D(i)
Transferred Employees    Section 11A(i)
Transaction Documents    Section 6D(xi)
Transition Benefit Plans    Section 11A(iv)
Trust Assets    Section 12E(i)
Trust Deficit    Section 12E(ii)
Trust Holdback    Section 12A
Trust Liabilities    Section 12E(iii)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date and year first above written.
BUYER:

WORLD INSURANCE ASSOCIATES, LLC

    By:    /s/ Philip Nisbet_________________
    Name:     Philip Nisbet
    Its:     Director of Mergers and Acquisitions

AGENCY:

EXCHANGE UNDERWRITERS, INC.

    By:    /s/ John H. Montgomery___________
    Name:     John H. Montgomery
    Its:    Chief Executive Officer

SHAREHOLDER:

COMMUNITY BANK

    By:    /s/ John H. Montgomery___________
    Name:     John H. Montgomery
    Its:    Chief Executive Officer and President

SELLING PARTIES’ EARN-OUT PAYMENT REPRESENTATIVE:

    By:    /s/ John H. Montgomery____________
    Name:     John H. Montgomery